[HORWATH CLARK WHITEHILL LETTERHEAD]

April 5, 2010

U.S. Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549

Re: OCZ Technology Group, Inc.

Ladies and Gentlemen:

We have read the disclosure set forth in Item 4.01 “Changes in Registrant's Certifying Accountants” contained in OCZ Technology Group, Inc.’s Form 8-K for the event that occurred April 5, 2010 and are in agreement with the statements contained therein, as they relate to our firm.

Very truly yours,

/s/ Horwath Clark Whitehill LLP
Horwath Clark Whitehill LLP
London